Exhibit 99.1

MRU Holdings, Inc. Announces Executive Appointments

NEW YORK, NY, May 21, 2008 /PRNewswire-FirstCall/ -- MRU Holdings, Inc. (Nasdaq:  UNCL), a specialty finance company that provides federal and private student loans through its consumer brand MyRichUncle® and its relationships with private label partners, today announced that Vishal Garg, a Co-founder of MRU Holdings, now shares a Co-President title with MRU Holdings’ President and Co-founder, Raza Khan.  Jonathan Coblentz, the Company’s Treasurer and Head of Capital Markets who joined MRU Holdings’ in 2007, succeeds Mr. Garg as Chief Financial Officer, effective May 16, 2008.

Mr. Coblentz is a senior level financial executive with over 15 years of financial management experience.  Priot to joining MRU Holdings, Jonathan worked in the structured finance group at Fortress Investment Group, sourcing and analyzing investment opportunities in consumer and commercial finance and the insurance industry.  Prior to Fortress, Jonathan held positions at Goldman Sachs & Co., initially as an asset backed banker and later with the firm's Principal Finance group.  While at Goldman, Jonathan led the student loan finance team, which successfully re-established the firm's presence in the student loan ABS market.  Mr. Coblentz began his finance career in the Asset Backed Finance Group of The First Boston Corporation (now Credit Suisse). During the nearly five years he spent there, he helped various student lenders develop their student loan securitization programs. Mr. Coblentz joined MRU Holdings in April 2007 as Treasurer and Head of Capital Markets.

Vishal Garg, Co-President of MRU Holdings, stated “We are extremely pleased to announce Jonathan’s appointment to Chief Financial Officer.  He is a valuable member of the Company’s executive team whose leadership and industry expertise has provided MRU Holdings significant opportunities to drive growth in the student loan marketplace.  We obviously believe he will continue to play a significant role in our success.”

Vishal Garg, along with serving as Co-President of MRU Holdings, will continue to act as Secretary of the Company.

Edwin McGuinn, Chairman and CEO, stated, “Not only has Vishal continuously generated significant results for MRU Holdings, he was also instrumental in identifying Jonathan as a valued addition to the Company.  As Co-founders, Raza and Vishal have engineered tremendous success for the Company, and Vishal’s additional bandwidth will now afford him the ability to work more closely with Raza as they continue to drive the growth of the Company.”

About MRU Holdings, Inc.

MRU Holdings, Inc. (Nasdaq: UNCL) is a publicly traded specialty finance company that provides students with funds for higher education using a blend of current market credit practices as well as its own proprietary analytic models and decision tools. The Company has a renowned brand name "MyRichUncle®" and highly scalable origination infrastructure. The Company utilizes these assets to provide private and federal loans to students. MRU distinguishes itself from the competition as it does not take a "one-size fits all" approach to designing student loan products, allowing itself and its marketing partners to create a student loan offering that directly addresses their specific customer needs. Additional information concerning the Company is available at http://www.mruholdings.com.

About MyRichUncle

From its inception in 2000, MyRichUncle has been at the forefront of innovation for education finance, most recently focusing on the growth market of student loans. Since the launch of its student loan program in the summer of 2005, MyRichUncle has originated over $400 million in private and federal student loans using its breakthrough underwriting platforms and innovative technology to deliver competitively priced products and services to borrowers. In May 2006, the Company launched Preprime(TM), the first and only student loan that allows students to qualify for loans based on individual merit, rather than credit history alone. In June 2006, MyRichUncle launched its Federal student loans with upfront interest rate reductions at repayment. Dedicated to reshaping the student loan industry to function in the best interests of the students, founders Vishal Garg and Raza Khan and their team are committed to delivering the most innovative solutions for their customers. The Company and its founders have been recognized by Fast Company's Fast 50 (2006) and listed among BusinessWeek.com's Tech's Best Young Entrepreneurs (2006). For more information, visit http://www.myrichuncle.com ..

For media inquiries:
Karin Pellmann – Vice President Public Relations
Office:  212-444-7541

UNCLF